Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard Root and James Hennen, or either of them (with full power to act alone), as the undersigned’s true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of Vascular Solutions, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Howard Root	Chief Executive Officer and Director (principal executive officer)	July 19, 2007
Howard Root

/s/ James Hennen	Chief Financial Officer (principal financial officer)	July 19, 2007
James Hennen

/s/ Timothy Slayton	Controller (principal accounting officer)	July 19, 2007
Timothy Slayton

/s/ Robert Paulson	Director	July 19, 2007
Robert Paulson

/s/ Richard Nigon	Director	July 19, 2007
Richard Nigon

/s/ Michael Kopp	Director	July 19, 2007
Michael Kopp

/s/ Paul O’Connell	Director	July 19, 2007
Paul O’Connell

/s/ John Erb	Director	July 19, 2007
John Erb

/s/ Dr. Jorge Saucedo	Director	July 19, 2007
Dr. Jorge Saucedo